Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 26, 2009 relating to the consolidated financial statements of WaferGen Bio-systems, Inc. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ Rowbotham and Company LLP

San Francisco, California
October 14, 2009